UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

 Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACORN ENERGY, INC.

  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Friends and Fellow Shareholders:

At Acorn we have always believed the key to building successful companies, and thus making our shareholders money, is in anticipating problems in energy markets and solving them before anyone else.

The attached cover of the August issue of the Journal of Petroleum Technology highlights precisely the kind challenge and opportunity we have anticipated.  The Journal article focuses on the severe problems that are becoming common in oilfields today.  The article highlights the fact that drillers are working increasingly in higher subsurface temperatures, 150-200C, that create difficult and even impossible challenges for the operation and survival of today’s electronic measurement tools critical for steering the drills.  And the article also highlights the fact that operations are being hampered by severe limits in bringing ever-greater data-streams up from the subsurface using standard slow data transmission technologies. It’s clear that a step change in performance is needed.

The answer to both of these problems is found not by trying to change the materials and processes used by today’s electronics industry but rather by completely eliminating the sensitive electronics from the subsurface environment. Acorn Energy is leading the charge in moving the oil industry’s reliance on electronics/copper to photonics/fiber optics subsurface sensor systems.  By completely changing the domain of the technology we solve both the high temperature issue by completely eliminating downhole electronics and collaterally using the fiber optic's inherently high bandwidth data capabilities.  In addition, the fiber-based sensor tools, as you know and as our customers' independent tests have shown, also provides the benefit of being able to "see" farther and more accurately than the legacy electronic systems.

You will recall we recently announced signing a Master Services Agreement and a purchase order with one of the world's largest oil service companies; that win was anchored entirely in solving precisely these problems. We have also signed a Master Service Agreement with one Supermajor oil company. Word is spreading and the momentum is building.

I urge you to read this article.  It provides extraordinary detail on why solving the new challenges in the oil fields are so critical to both of our businesses.

Please join us for our shareholder meeting on September 20th at noon at the Union League Club in New York City at 38 E 37th St (please RSVP by replying to this email). If you are unable to attend in person, you can watch a live webcast of the meeting by clicking this link: http://totalwebcasting.com/live/acorn.

John A. Moore

JPT
DOWNHOLE
ELECTRONIC
COMPONENT
RELIABILITY

August 2013

Downhole Electronic Components: Achieving Performance Reliability

Story and Photos by **Robin Beckwith**, Senior Staff Writer

Measurement-while-drilling (MWD) tools were introduced to the oil and gas industry in 1978 by what was then known as Teleco Oilfield Services (bought by Baker Hughes in 1992). Ever since, the industry has had to contend with designing computer circuit boards populated with electronic components that must perform reliably under a combination of extremely harsh downhole conditions. The primary hostile conditions are temperature, variable amounts of vibration, and intermittent shock. Additionally, designers must consider the limitations of the downhole batteries and alternators used to power the electronic assembly. This combination of conditions, in fact, is at least as demanding than those encountered in the defense, space, aeronautics, and automotive industries.

Smith & Associates' JetEtch decapsulation machine puts an integrated cir...

Electronic components include capacitors, resistors, inductors, transistors, oscillators, resonators, semiconductor chips, processors, and memory chips.

The bulk of the electronic component market serves commercial needs. "Even though it's come a long way in the last 10 to 15 years," said Matthew White, director of engineering at Ryan Directional Services, "still I would estimate that 85% of the integrated circuits [ICs] and parts on the market today are rated at 85°C. And another 10% to 12% are rated to 125°C. Maybe 2% or 3% are rated anything above that."

With downhole temperatures routinely reaching 150°C to 175°C within the deep shale plays in the United States, and offshore downhole temperatures reaching as high as 200°C, particularly in southeast Asia, the industry demand for reliable MWD and formation-evaluation-measurement-while-drilling (FEMWD, also known as logging-while-drilling or LWD) tools continues unabated. The problem is that the oil and gas industry's demand for high-temperature electronic components is comparatively tiny—combined with defense, space, aeronautics, and automotive, estimated to be less than 1% of the total component market.

Additional splintering of demand results from individual oilfield services companies keeping exclusive agreements with component manufacturers secret. "I'm more of the opinion," said Robert Estes, manager of emerging technology, Drilling & Evaluation at Baker Hughes, "that we have to encourage the development of components that can be shared between military, aerospace, automotive, oilfield operations, and geothermal."

Aaron Schen, department manager of the Electronics Development Group (Downhole) at National Oilwell Varco (NOV), notes that, generally, non-semiconductor downhole components such as sensors and connectors are pretty well supported by vendors. "It is routine to find high-temperature, high-severity, and high-pressure (if needed) ratings for those types of components," he said. He contends this is because a small, niche-market company "can be happy making a couple hundred pressure sensors a year. Chips are turned out in the millions."

The economies of scale are such that it generally is not worthwhile for chip manufacturers to go to the trouble of engineering and assembling high-temperature components when an order might be as few as a hundred a year.

In addition, an emerging high-temperature component market like the automotive industry might make specific demands that are less onerous than those required by MWD tools while buying many more components than a typical oilfield service company would, thus keeping their costs low—and rendering the part useless for the oil field because it is not rugged enough. "Even selling a part for USD 5 as opposed to USD .40," said Robert Warner, electrical engineer at NOV Downhole, "is not going to motivate a manufacturer to modify this part for your application because they're not going to make any money in return."

Downhole Computing

MWD/LWD tools consist of instrumentation packages that typically measure azimuth, inclination, temperature, pressure, gamma radiation, and oftentimes vibration and strain. They are located in the bottomhole assembly (BHA) so they can provide real-time, near-bit information used in navigating the drill bit such that it either hits or, with horizontal drilling, keeps within the pay formation and drills at a consistent angle, in a consistent direction, at a consistent depth. The real-time information can also help ensure that drilling is proceeding as quickly as possible yet within the overall assembly's operating limits, without compromising the functioning of the BHA, while avoiding drilling a tortuous hole.

Transmission of the downhole data is typically achieved using pressure pulses of drilling mud that travel up to the surface. Pressure pulses are created by controlling a mud valve near the bit. The data rate is slow, at less than 10 bits per second. In contrast, the slowest Internet file upload, download, or transfer speed is 56 Kbps or 5,600 times faster than typical downhole telemetry. National Oilwell Varco offers its IntelliServ wired-pipe or networked drillstring telemetry that does have the capability to transmit data at a rate of 57 Kbps, but its use is not the norm.

Downhole assemblies often require the use of a microscope for high-tempe...

"The most complicated BHA and the most expensive BHA—with rotary steering, formation evaluation, and more," said Aaron Schen, "I'm sure doesn't have as much processing power as a cell phone."

Orientation module calibration facility at Bench Tree.

However, the data generated by downhole computers are highly significant.

And, of course, a cell phone would likely not survive even the first 10 ft of drilling.

Protection from Pressure and Heat

According to Halliburton patent number WO2010036244 A1, "Downhole hydrostatic pressures can reach 10,000 psi, and sometimes up to 20,000 psi or above. Therefore, it is well known that the sensitive electronics must be disposed in a pressure housing or vessel to shield the electronics from the downhole pressures, thereby avoiding damage. The pressure vessel also protects the electronics from corrosive and conductive fluids in the downhole environment. Such a pressure vessel may use O-ring seals coupled to a pressure housing, with Inconel [a nickel-base alloy with chromium and iron] used to maintain a rigid vessel and good seal surfaces while in a corrosive environment."

The pressure housing is called a probe or pressure barrel (or sonde when used with wireline tools). The pressure barrel is a "long, skinny metallic tube that sits around a chassis that holds all the electronics," said Ryan's Matthew White. "It's like a gun barrel, made to resist pressure differentials."

Batteries Heat Up Too

According to independent service company Gyrodata, its Monitor MWD/survey-while-drilling tool consists of a shock-isolated directional sensor package and electronics section housed in a beryllium copper pressure barrel with a battery-powered rotary pulser unit. This would be similar to how other MWD/LWD electronics are housed in pressure barrels.

During drilling, the electronics are thereby held at atmospheric pressure while everything around them is seeing the extremes of the downhole pressure environment. "It's like a submarine," explained Schen. "A submarine that keeps electronics at atmospheric pressure."

Downhole pressure is not therefore a limiting factor in downhole electronic component reliability. The overall tool has pressure endurance limitations, however, and Schen cautions, "The mechanical design of the tool chassis to prevent failure from pressure is a huge part of protecting the electronics."

Protection from downhole heat is quite another matter.

Dewar or vacuum flasks greatly lengthen the time over which the electronics housed within them remain cooler than the flask's surroundings. However, such protection is fleeting.

Vacuum Barrier Corporation markets a dewar product called Pyroflask that it says can be custom designed to provide effective thermal insulation at temperatures up to 316°C. Pyroflask can be manufactured with austenitic stainless steel, titanium, Inconel, and MP35N (a nickel-cobalt base alloy). In an example, the internal temperature of the flask gradually rose upon exposure to high downhole temperatures, reaching 150°C in a 230°C environment over the course of 24 hours.

MWD/LWD tools typically have runs from 1 to 2 or more weeks. The effect of housing the electronics in a vacuum flask would not last nearly that long. They cannot thus be protected from downhole temperatures, and their functioning is designed around this constraint.

Temperature ratings for wireline tools will always significantly outpace those of MWD/LWD tools. Wireline tools can be rated as high as 260°C because the time they are downhole is rarely more than 5 or 10 hours. And during this time their electronics can be protected from the extreme downhole temperature by the dewar vacuum housing in which they are placed.

Starting the Reliability Process

Reliability of electronic components in the hostile downhole drilling environment depends on myriad factors, such as how they are designed and manufactured, including the die-attach material and wire bonding; how they are populated on the board's "real estate"; what type of solder is used; what type of material the tiny chip is housed in; and board material, thickness, and substrate, to mention just a few.

"It's not easy to build high-temperature tools," said Pedro Segura, mechanical engineering manager at Bench Tree, "and there are an excruciating amount of details that need to go right for them to work reliably."

Hypothetically, Baker Hughes might want to build a circuit board with 100 components, Robert Estes theorized. Perhaps three of those components can be sourced from manufacturers such as Honeywell, Texas Instruments, or Cissoid that are known to work thousands of hours at 200°C and above. "Let's say our goal is to have that board operate at 175°C," proposed Estes. "So we're very satisfied with these three components that are rated to 200°C or higher."

How are the other components sourced? "It could be that for 20 of them we could find a source of components rated to 175°C. That was unthinkable 20 years ago—even 10," said Estes. "But today, many suppliers will give us parts that will operate at 175°C."

According to Estes, “We have to tailor our design to use those components rather than a part that might be more efficient in doing the job, because we have to pick a part that will actually work. It’s a power drain, say, but it will work. Maybe it’s not as fast or the memory is not as dense.”

Furthermore, he explained, “Let’s say that takes care of 25% of the 100 parts. Now we have 75 other parts that we cannot get anybody to guarantee will even work at 175°C. They may be a mix of 125°C parts and 150°C parts.”

Electronics assemblies and printed circuit boards, like this one from NO...

What happens at this point in the board design process appears typical of all oilfield companies that build MWD/LWD tools. It is called component characterization. The information each company generates on each component it characterizes is considered its intellectual property and is therefore proprietary.

Identifying Components

In many instances, the industry is forced to use standard-temperature components well above their rated specification. In characterizing components, electrical engineers will find that some standard-temperature ICs will work at elevated temperatures. The process used to weed out those that will is tedious and time-consuming. Engineers must identify potential candidates, then test and characterize their performance over a long enough period of time to be certain of their functioning under the targeted downhole conditions.

“Electrical engineers read a lot about how an individual semiconductor is made,” said Paul Deere, president of Tolteq. “You can learn much more about what’s likely to be a good one to try.”

Deere mentioned some critical factors to consider when reading about semiconductor construction: “Long-term, you’re looking at the type of wire bonding that they’re using—they will all have a fire retardant in them. What types of fire retardants? Because those chemicals become caustic at temperature and then they start eating the chip or wire bonds away as well.”

Basically, he said, "when you run it at higher temperatures, the aging process accelerates."

He cautions that you also have to look out for a phenomenon known as latching, whereby the effect of heat is so intense the semiconductor stops acting as it should and instead acts like a conductor. At that point, it would be rendered inoperable because it would not be able to perform the switching functions (i.e., conducting, then not conducting) it is designed for. "Sometimes it'll burn up," he said. "But sometimes if you cool it down, it'll start acting like a semiconductor again."

Matthew White said, "The challenge becomes trying to identify parts that were not originally designed, developed, and tested by the manufacturer to these temperatures, that actually are capable of operating to these temperatures. There are manufacturers out there that have really good manufacturing specifications and they use really high-quality materials and so we find that their parts—even some of the 85°C heat-rated components—might operate at 150°C and above."

In general, what seems to fail in lower-rated parts is not the silicon chip itself, but the surrounding structures. "It's the packaging for the IC," explained White, "it's the wire bonding between the IC and the legs of the IC. It's the soldering between those legs and the printed circuit board. Sometimes it might be the glue that holds the silicon down in the packaging."

White explained further that if the junction on an 85°C rated part is good to 150°C, this tells him that the silicon substrate is all right. The problem instead is with the material the chip is wrapped in. "So what can end up happening," he said, "is sometimes you can purchase the silicon die directly, so it's not glued down to the package, it doesn't have all the wire bonding yet, it doesn't have the package built around it." That is a very expensive process, continued White, "so typically you're not going to do that unless you're really pushing the 175°C envelope. That's when you really can't find the components that have the packaging that you need and you've got to do something else."

Working Within Downhole Heat Constraints

With MWD/LWD tools, the electronics and the battery cannot get cooler than the ambient temperature in the downhole environment. In addition, the operation of the battery and the electronics generates heat. Heat generation inside the tool arises from resistors, which are dissipating heat, from the operation of semiconductor junctions—integrated circuits and transistors and different types of semiconductors that generate a small amount of heat whenever they function. This means that the temperature of the other passive electronic devices with stress-dependent failure rates, such as capacitors and inductors.

The manual also states that the reason for derating is because of two types of stress that an electronic component is subject to: an electrical stress—with increasing tendency to break down due to voltage, current, or power—and a thermal stress due to its own power dissipation and, in part, to the total dissipation of neighboring components and/or the local environment. Reducing electrical stress will indirectly reduce thermal stress and lead to improved failure rates.

NOV Downhole electrical engineer Alamzeb Khan discusses a simple case with capacitors. "So you go with a very high capacitance that can withstand very high voltage. During operation, they're not going to actually be giving that kind of voltage to the capacitor. It's able to withstand way more than it's actually given. The reason for that is that under high temperature/high stress, such components will degrade. ... We're using this capacitor, a pretty good part, in an environment that's going to be way worse than what you started with. Sometimes the manufacturer says they can help you and other times they say they have no idea how it will work. So we have to do a lot of testing in house to determine what will happen."

So a capacitor that is rated for 10 volts might be used only for 3 volts.

In another example, a digital signal processor (DSP) would be used at a much lower clock speed than its operating specifications, to ensure its reliability downhole and also to conserve battery power. "So we will run the DSP slow to keep power draw low as well as heat generation low," explained Khan. Unlike a normal computer, there are no fans in the downhole computer to distribute the heat to ambient. "Actually the part is rated at 100 MHz or more and we're going to run it at 16 MHz."

Pauline Blanchard, quality assurance inspector/auditor for Bench Tree, p...

"We have a limited amount of power due to battery life," said Robert Warner. "You try to stretch as much out of the tool as you can to conserve power and heat so that you can get reliable and longer runs downhole. We have factors that other industries really don't have to worry about."

Further Design Issues

Finite element analysis modeling is then performed on the board. For resonance and vibration issues, said Schen, one would want to test at the board level.

Circuit boards are far thicker than those used in consumer electronics. They typically have many layers containing circuit traces.

In addition, "Part of our design revolves around reducing the number of components," said Khan, "because that reduces your failure points. So you try to accomplish as much as you can with the smallest number of parts on the board as possible. So another design challenge, apart from the trace fit and other issues, is to accomplish the most with the least."

There are additional ways to mitigate shock and vibration. "You might have a flexible polyurethane bumper in the bottom of a tool so that when it takes a shock it has a gentle deceleration instead of a smack," said Don Lewis. "You might suspend the sides of the board by some sort of elastomeric material like Viton and let the Viton take the shock and vibration a little."

Tolteq production technician Ann Quinn showing a transorb pigtail she ha...

Downhole shock is unpredictable and severe. "When we talk about a drilling jar," said Lewis, "we're talking about a freight train collision."

Testing Is Critical

Companies that manufacture MWD/LWD tools put a priority on ensuring system reliability before the tool goes commercial. Ryan's Matthew White explains the process. "First you've got to do a lot of part selection where you're making an educated guess that you think the part will work at temperature. If you select a part you've never worked with before, the first thing you do is build up a test circuit—something that will test the component's basic functionality and how you're going to use it in the fullblown system.

"You build the test circuit, bench test it, and verify that the circuit's working properly. Then you put it in an oven and run it up to your desired ambient temperature and look and see how much temperature differential you're getting and thereby determine its operating parameters. So it has to pass a basic functional test at temperature first. If it fails, you go back to the drawing board and pick another component. You do this over and over until you find the solution you seek.

“In some cases, you simply cannot find an off-the-shelf part—an integrated circuit—so now you have to start breaking it down and creating some of the IC’s internals on your own with discrete components. This means you’ll have more parts, which means you need more board space, which is certainly not desirable but in some cases it’s necessary because no other solution works.

“So let’s say you’ve identified a component that works at temperature in the oven—it survives. The next question is: How long do you think it will survive? So you leave it in the oven and run it for a period of time until you feel comfortable that it will last weeks, because an MWD tool’s going to tend to be downhole for 10 to 14 days straight in ambient.

“If that component survives that long-term heat test, the next question is: What happens if it was just that one component? So then you need to run 10. And you verify that even 10 were working correctly. Now you feel pretty confident that this part, at least from a temperature standpoint, will survive.

Heath Holcomb, engineering manager at Tolteq, reviews printed circuit bo...

“Typically, by the time you do that, unless you have a really big part and you have some concerns about shock and vibration, you’ll go ahead and put it into your circuit, and design your entire circuit. Then you put it back in the oven as a system and you’ll verify that it’s working at temperature over a long duration.

“The next step, you’ll put it through highly accelerated life testing (known as HALT). Now you’ll not only run it at temperature, but you’ll thermally cycle it really quickly where you’re actually going to fatigue at a microscale all of the internal joints and connections and lower bonds on the printed circuit board and the glue and the entire chemistry of the system. You’re going to stress it the best you can.

“Then you’re going to apply vibration to see if anything will break. And you ramp that up over time until you see that it meets your specification. Finally you apply heat and vibration simultaneously to do your best to simulate what it might see downhole. Typically, when you do that, you will find something that failed at one of those test phases. You'll go back and do some reengineering. You'll understand what the problem was and correct it, whether that means a new component, a different printed circuit board layout, whether it was a wiring issue—whatever the issue. You solve that, come back and redo the test and you iterate that process until you feel that you've got something that's reliable enough that you can put it in the downhole environment."

Then the system is ready for field testing, because in-house environmental testing—however rigorous, sophisticated, and systematic—cannot fully mimic actual borehole drilling conditions.

Rick Campbell, sales manager at Bench Tree, adds, "As part of our testing team, we actually have an individual we hired as a third-party consultant. It's his goal to break the board. Break everything we do. With that, that's how we implement better procedures."

"He's the devil's advocate," said Aubrey Holt, president of Bench Tree. "We actually have the devil's advocate's teacher."

Managing the Component Obsolescence Cycle

Electronic components typically have much shorter lifespans than the MWD/LWD tools in which they are used. A component's market lifespan, from cradle to grave, could be as short as 2 years. Downhole tools might undergo 2 to 5 years of research and development, as well as in-house and field testing. Once commercial, a tool's lifetime might be anywhere from 5 to even 15 years.

Foreground: An array of MWD tools (sensors, centralizer, surface system ...

The process to find and characterize components that work reliably—in particular at temperatures of 150°C and above—and that can endure the hostile drilling environment is arduous and painstaking. A company would prefer not to interfere with a recipe that is successful.

According to Todd Burke, senior executive at Smith & Associates, "You must have enough of those components on board to service the tool for the next 5 to 10 years."

Smith's role, like that of another company called Trendsetter Electronics, is to aid in managing the component obsolescence cycle for clients that include oil and gas

MWD/LWD and wireline tool manufacturers and service companies as well as operators.

The company sources, documents (including reporting and traceability), tests, inventories, repackages (when necessary), and handles logistics of semiconductor and electronic components. It has 13 offices worldwide, with headquarters in Houston and logistics facilities in Hong Kong and Amsterdam. Smith works with approved vendors as an independent (as opposed to authorized or franchised) distributor. Its floors of traders gather global pricing and supply information as they locate hard-to-find parts and arrange to have them delivered quickly.

Obsolescence begins immediately after the original component manufacturer (OCM) issues information about discontinuance.

Obsolescence could mean any of a number of things: The OCM might issue a product discontinuance notice, end-of-life (EOL) or lifetime buy (known as an LTB) notification, or a product change notice. A component can be considered obsolete once it is no longer available from the OCM, even though parts are still in the supply chain.

Proactive obsolescence management occurs throughout the introduction, growth, maturity, saturation, and beginning decline phases of the component lifecycle. Reactive obsolescence management occurs from about halfway into the component's decline phase, all the way through phase-out to actual obsolescence.

One must be very careful when making an open market buy, cautioned one oil and gas industry participant. "It is no underestimation to say that the open market can be very nasty," he said. "There are all kinds of people who will say a component is legitimate when it is not."

Combating a Major Threat to Reliability: Counterfeiting

The open electronics market is rife with some of the greatest enemies to component reliability: substandard, fraudulent, and counterfeit parts. This is the same electronics supply chain that brings the world its cell phones and tablets, workplace computers, crucial military equipment for intelligence-gathering or combat missions, and commercial aeronautics—now more electronic than hydraulic.

According to a blog written by Smith chief operating officer, Matt Hartzell, "Conservative reports identify well over 100 incidents of counterfeit components a month."

One of the steps he identified to combat counterfeit parts was the National Defense Authorization Act (NDAA), passed by the US government in 2011. The NDAA requires defense contractors to tighten supply chain traceability and parts procurement to minimize counterfeit risk. At heart, the NDAA's definitions of counterfeit components are geared to deter counterfeiting through tighter quality-measurement processes.

Printed circuit board assemblies at Baker Hughes mounted on a wireline t...

NDAA Section 2320 defines counterfeit as a "spurious designation" intended to deceive and infringe on US trademark law. Counterfeits are most basically defined as parts that are "marked" or "remarked" as something that they are not. NDAA Section 818 goes further and directs the US Department of Defense to establish a definition for counterfeit that must include parts previously used and then resold as new parts.

A Bench Tree orientation module qualified up to 175°C.

Hartzell writes, "This latter aspect of counterfeiting has become important because of the high number of obsolete or end-of-life parts needed to replace components in older systems, such as in aerospace, defense, oil and gas, and other industries with long-life machinery. EOL and obsolete components are prime targets for counterfeiters because of the high-value return from these high-mix, high-demand but low-volume parts."

In an interview, Hartzell delineated how Smith & Associates notes initial indicators of possible counterfeiting. "In our experience," he said, "initial questions about a product's authenticity start with the product vendor."

Smith's first step is to evaluate and certify a vendor. This vendor screening considers factors such as location, reputation, facilities, and financial strength. Smith's purchasing systems keep abreast of current pricing for each component. "Sharp deviations below those ranges are red flags," said Hartzell.

The Future